As filed with the Securities and Exchange Commission on May 8, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
AutoNation, Inc.
(Exact name of registrant as specified in its charter)

Delaware	73-1105145
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

110 S.E. 6th Street
Fort Lauderdale, Florida	33301
(Address of Principal Executive Officers)	(Zip Code)
AutoNation, Inc. 2008 Employee Equity and Incentive Plan
(Full title of the plan)
Jonathan P. Ferrando, Esq.
110 S.E. 6th Street
Fort Lauderdale, Florida 33301
(Name and address of agent for service)
(954) 769-6000
(Telephone number, including area code, of agent for service)
With a copy to:
Jonathan L. Awner, Esq.
Akerman Senterfitt
One Southeast Third Avenue, 25th Floor
Miami, Florida 33131
(305) 374-5600
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
      Large accelerated filer ☑               Accelerated filer ☐                         Non-accelerated filer ☐                         Smaller reporting company ☐
                                        (Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of			Proposed Maximum	Amount of
Securities to be	Amount to be	Proposed Maximum Offering	Aggregate Offering	Registration
Registered	Registered	Price Per Share	Price	Fee
Common Stock, par value $0.01 per share	12,000,000(1)	$16.30(2)	$195,600,000	$7,687.08

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933 (“Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s common stock that become issuable under the AutoNation, Inc. 2008 Employee Equity and Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee and, pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low sales prices per share of the Registrant’s Common Stock as reported on the New York Stock Exchange on May 6, 2008 and the maximum number of shares of common stock currently issuable pursuant to the Plan.
The registration statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information required by Part I of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have previously been filed with the Securities and Exchange Commission (the “Commission”) by AutoNation, Inc. (the “Company”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:
(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Commission on February 28, 2008;

(2)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, filed with the Commission on April 25, 2008;

(3)	The Company’s Current Reports on Form 8-K filed with the Commission on February 8, 2008 and May 8, 2008; and

(4)	The Company’s description of its Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on June 17, 1997.
In addition, all documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
The legality of the shares of Common Stock registered hereby has been passed upon for the Company by Akerman Senterfitt, Miami, Florida. As of the date of this Registration Statement, certain attorneys employed by Akerman Senterfitt beneficially own shares of the Company’s Common Stock.
Item 6. Indemnification of Directors and Officers.
The Company’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach by a director of the duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends, or for unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.
The Certificate of Incorporation further provides that the Board of Directors shall have all powers and authority which may be granted to a board of directors of a corporation under the Delaware General Corporation Law (the “DGCL”) to provide indemnification for directors, officers, employees, and/or agents of the Company to the fullest extent permitted by law, subject however, to the rules against limitation on liability of directors as set forth in Section 102 of the DGCL, as amended from time to time.
Article VII of the Amended and Restated By-Laws of the Company (the “Bylaws”) provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
The Bylaws provide that the Company’s obligation to indemnify directors and officers of the Company applies to actions brought by or in the right of the Company as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made (i) unless the indemnified person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company or (ii) in the event such person seeking indemnity was adjudged to be liable to the Company, unless the court, in its discretion, believes that in light of all the circumstances indemnification should nonetheless apply.
The Bylaws provide that the Company may, to the extent authorized from time to time by the board of directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company similar to those rights conferred to directors and officers of the Company under Article VII.
The Bylaws provide that any decision as to indemnification, unless ordered by a court, shall be made: (a) by a majority vote of the directors who are not parties to such action, suit or proceeding (“disinterested directors”), even though less than a quorum; (b) by a committee of disinterested directors designated by a majority vote of all disinterested directors, even though less than a quorum; (c) if there are no such disinterested directors, or if such directors so direct, by independent legal counsel in a written opinion; or (d) by the stockholders. However, the Bylaws provide that a present or former director or officer of the Company who has been successful on the merits or otherwise in defense of any action, suit or proceeding for which indemnification would be appropriate as described above shall be indemnified without the necessity of authorization in the specific case.
The Bylaws provide that the Company shall pay expenses incurred by an officer or director in defending a civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by such person to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. Indemnification pursuant to these provisions is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise and shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer.
The Company may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company. Under an insurance policy maintained by the Company, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors or officers.

Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit No.	Description
4.1*	Third Amended and Restated Certificate of Incorporation of AutoNation, Inc. (incorporated by reference to Exhibit 3.1 to AutoNation’s Quarterly Report on Form 10-Q as filed on August 13, 1999 (Commission File No. 001-13107)).

4.2*	Amended and Restated By-Laws of AutoNation, Inc. (incorporated by reference to Exhibit 3.1 to AutoNation’s Current Report on Form 8-K as filed on February 8, 2008 (Commission File No. 001-13107)).

5.1	Opinion of Akerman Senterfitt.

10.1*	AutoNation, Inc. 2008 Employee Equity and Incentive Plan (incorporated by reference to Exhibit 10.1 to AutoNation’s Quarterly Report on Form 10-Q as filed on April 25, 2008 (Commission File No. 001-13107)).

23.1	Consent of Akerman Senterfitt (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney (included in the signature pages to this Registration Statement).

*	Incorporated herein by reference as indicated.

Item 9. Undertakings.
The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i) and (1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, AutoNation, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on May 8, 2008.

AUTONATION, INC.
By:	/s/ Michael J. Jackson
	Name:	Michael J. Jackson
	Title:	Chairman of the Board and Chief Executive Officer

     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael J. Jackson and Jonathan P. Ferrando and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date

/s/ Michael J. Jackson	Chairman of the Board and Chief Executive
Michael J. Jackson	Officer (Principal Executive Officer)	May 8, 2008

/s/ Michael J. Short	Executive Vice President and Chief Financial
Michael J. Short	Officer (Principal Financial Officer)	May 8, 2008

/s/ Michael J. Stephan	Vice President — Corporate Controller
Michael J. Stephan	(Principal Accounting Officer)	May 8, 2008

/s/ Rick L. Burdick
Rick L. Burdick	Director	May 8, 2008

/s/ William C. Crowley
William C. Crowley	Director	May 8, 2008

/s/ Kim C. Goodman
Kim C. Goodman	Director	May 8, 2008

/s/ Robert R. Grusky
Robert R. Grusky	Director	May 8, 2008

/s/ Michael E. Maroone
Michael E. Maroone	Director	May 8, 2008

/s/ Carlos A. Migoya
Carlos A. Migoya	Director	May 8, 2008

EXHIBIT INDEX

Exhibit No.	Description
4.1*	Third Amended and Restated Certificate of Incorporation of AutoNation, Inc. (incorporated by reference to Exhibit 3.1 to AutoNation’s Quarterly Report on Form 10-Q as filed on August 13, 1999 (Commission File No. 001-13107)).

4.2*	Amended and Restated By-Laws of AutoNation, Inc. (incorporated by reference to Exhibit 3.1 to AutoNation’s Current Report on Form 8-K as filed on February 8, 2008 (Commission File No. 001-13107)).

5.1	Opinion of Akerman Senterfitt.

10.1*	AutoNation, Inc. 2008 Employee Equity and Incentive Plan (incorporated by reference to Exhibit 10.1 to AutoNation’s Quarterly Report on Form 10-Q as filed on April 25, 2008 (Commission File No. 001-13107)).

23.1	Consent of Akerman Senterfitt (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney (included in the signature pages to this Registration Statement).

*	Incorporated herein by reference as indicated.